Exhibit 10.71
Asset Purchase Agreement

Between

Canufly.net, Inc. as Seller

And

XFone USA, Inc., as Purchaser

2.24 Environmental Matters	14
2.25 ERISA	15
2.26 Employee Matters	15
2.27 Insurance	15
2.28 Labor Matters	16
2.29 Books of Account; Reports; Bank Accounts	16
2.30 Intellectual Property	16
2.31 No Finders or Brokers	16
2.32 Restrictions on Business Activities	16
2.33 Disclosure	16
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER	17
3.1 Organization and Standing of Purchaser	17
3.2 Authority; Binding Effect	17
3.3 No Finders or Brokers	17
ARTICLE 4 COVENANTS OF PURCHASER	17
4.1 Corporate Action	17
4.2 Handling of Documents	17
ARTICLE 5 COVENANTS OF SELLER AND SHAREHOLDERS	18
5.1 Access and Information	18
5.2 Conduct of Business	18
5.3 Best Efforts to Secure Consents	18
5.4 Unusual Events	18
5.5 Interim Financial Statements	18
ARTICLE 6 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER	19
6.1 Representations and Warranties True	19
6.2 No Obstructive Proceeding	19
6.3 Proceedings and Documents Satisfactory	19
6.4 Shareholder Approval	19

ARTICLE 7 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER	19
7.1 Representations and Warranties True	19
7.2 No Obstructive Proceeding	20
7.3 Shareholder Approval	20
7.4 Consents and Approvals; Releases	20
7.5 Proceedings and Documents Satisfactory	20
7.6 No Adverse Change	20
7.7 Federal and State Approvals; Licensing	20
7.8 Due Diligence	20
ARTICLE 8 TERMINATION	21
8.1 Optional Termination	21
8.2 Notice of Abandonment	21
8.3 Mandatory Termination	21
8.4 Termination	21
ARTICLE 9 INDEMNIFICATION	22
9.1 Grant of Indemnity.	22
ARTICLE 10 MISCELLANEOUS	23
10.1 Expenses/Taxes	23
10.2 Notices	23
10.3 Entire Agreement	24
10.4 Governing Law	24
10.5 WAIVER OF TRIAL BY JURY	25
10.6 Legal Fees and Costs	25
10.7 Time	25
10.8 Section Headings	25
10.9 Waiver	25
10.10 Exhibits	25
10.11 Set-off Rights	25
10.12 Assignment	25
10.13 Binding on Successors and Assigns	26
10.14 Parties in Interest	26
10.15 Amendments	26

10.16 Drafting Party	26
10.17 Counterparts	26
10.18 Reproduction of Documents	26
10.19 Public Disclosure	26
10.20 Access to Records After Closing	27
10.21 Non-Competition and Non-Solicitation	27

ASSET PURCHASE AGREEMENT

Asset Purchase Agreement ("Agreement") executed as of January 10, 2006, to be effective as of January 1, 2006 between Canufly.net, Inc., a Mississippi corporation (the "Seller") and XFone USA, Inc., a Mississippi corporation (the "Purchaser"), and Michael Nassour, as the principal shareholder of the Seller (the "Shareholder").

WHEREAS, Seller owns, holds, and uses certain assets and rights in connection with the telecommunications business currently operated by Seller (the "Business");

WHEREAS, Purchaser is a wholly-owned subsidiary of XFone, Inc., an Arizona corporation ("XFone");

WHEREAS, Buyer desires to purchase all of assets of Seller, and Seller desires to sell the assets to Purchaser, all in accordance with and subject to the terms and conditions hereinafter set forth, and

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

ARTICLE 1
SALE AND TRANSFER OF ASSETS

1.1  Sale and Transfer of Business and Assets. Subject to and upon the terms and conditions set forth in this Agreement, Seller will sell, transfer, convey, assign and deliver to Purchaser, and Purchaser will purchase, at the Closing Date hereunder, all of the business, assets, properties, goodwill and rights of Seller as a going concern, of every nature, kind and description, tangible and intangible, wheresoever located and whether or not carried or reflected on the books and records of Seller (hereinafter sometimes collectively called "Seller's Assets"), including, without limitation, (i) the right to use Seller's corporate name and all variations thereof other than canufly.org and canufly.com, and the customer list and all information and records with respect to the customers of the Seller (the “Transferred Customers”) together with all service contracts with the Transferred Customers for services provided by the Seller to the Transferred Customers, (ii) the assets referred to in the form of Bill of Sale attached hereto as Schedule "1" and (iii) the assets reflected on the Balance Sheet referred to in Section 2.4 hereof, with only such dispositions of such assets reflected on the Balance Sheet as shall have occurred in the ordinary course of Seller's business between the date thereof and the Closing and which are permitted by the terms hereof, and excluding only (a) the minute books, corporate seal and stock records of Seller, or (b) the assets set forth on Exhibit “A” to the Bill of Sale (collectively the "Excluded Assets"). Seller's Assets shall be conveyed free and clear of all liabilities, obligations, liens and encumbrances excepting only those liabilities and obligations which are expressly to be assumed by Purchaser hereunder and those liens and encumbrances securing the same which are specifically disclosed herein or expressly permitted by the terms hereof.

1.2  Assumption of Liabilities. Purchaser hereby agrees to assume, pay, perform and discharge only the liabilities of Seller set forth on Schedule 2 (the "Assumed Liabilities").

It is expressly acknowledged and agreed that Purchaser will not assume and shall not be liable, either expressly or impliedly, for any of the obligations or liabilities of Seller of any kind and nature other than those specifically assumed in Section 1.2 as set forth on Schedule 2; without limiting the foregoing, Purchaser shall not assume or become liable (expressly or impliedly) with respect to any of the following:

(a)  except as set forth on Schedule 2, any liability of Seller, either directly or indirectly, for either principal or interest, with respect to advances or loans made to or owed by Seller;

(b)  any liability or claim arising out of or related to the operation and use of the Seller's Assets prior to the Closing Date (as hereinafter defined), including, without limitation, any obligations or liabilities of Seller with respect to contract, negligence, strict liability in tort, product liability or breach of warranty claims;

(c)  except as set forth on Schedule 2, any liability arising out of any employee benefit plans maintained by Seller for the benefit of any employees of Seller or any other liability of Seller with respect to any employees including but not limited to incentive compensation plans, severance pay, accrued salaries, wages, bonuses, payroll taxes, hospitalization and medical insurance, deferred compensation and vacation and sick pay;

(d)  any liability attributable to personal property tax assessed by any governmental entity, federal, state, or local, against any of the assets to be conveyed or leased hereunder, such taxes to remain the responsibility of Seller; and

(e)  any liability for any other tax assessed by any governmental entity, federal, state, or local, attributable to the business of Seller relating to the period on or before the Closing Date, including but not limited to, any income, franchise, excise, sales, or use taxes.

Seller covenants and agrees to satisfy or pay when due, any and all liabilities of Seller not expressly assumed by Purchaser.

1.3  Purchase Price.

(a)  In consideration of the sale, transfer, conveyance, assignment and delivery of the Seller's Assets by Seller to Purchaser, and in reliance upon the representations and warranties made herein by Seller, Purchaser will, in full payment thereof, pay to Seller at the Closing a total purchase price of up to $740,000.00, payable as follows:
(i)  Cash in the amount of One Hundred Eighty-five Thousand and no/100 Dollars payable in twelve equal monthly installments with the first installment of $15,416.66 to be paid at closing and thereafter on the last day of the month for the eleven months following closing.

(ii)  Purchaser shall payoff the loan with the B&K Bank in an amount not to exceed $275,000.

(iii)  A number of restricted shares of the common stock of XFone, Inc. (“Purchaser Common Stock”) with an agreed market value of $90,000.00 determined using the average closing price of the Parent Common Stock for the ten (10) trading days preceding the trading day immediately prior to the Closing Date, which shall be issued to the Seller’s stockholders on a pro-rata basis based on their respective ownership interest in the Seller as certified by the Seller and Stockholder at Closing.

(iv)  A number of Parent Stock Warrants (as defined herein) with a value of $45,000.00 calculated one day prior to the Closing Date assuming a 90% volatility of the underlying Parent Common Stock pursuant to the Black Scholes option - pricing model, which shall be issued to the stockholders of Seller on a pro-rata basis based on their respective ownership interest in the Seller as certified by the Seller and Stockholder as of the Closing Date. “Parent Stock Warrants’ shall mean warrants convertible on a one to one basis into Parent Common Stock with a term of five (5) years, a strike price that is 10% above the closing price of the Parent Common Stock on the Closing Date and the Parent Common Stock into which the warrant is convertible is restricted stock.

(v)  Escrow Additional Parent Common Stock and Additional Common Stock Warrants. Provided that one year from the Closing Date, the monthly revenue from the Transferred Customers is at 85% or more of the December 2005 monthly revenue of the Transferred Customers as set forth in Schedule 3 hereto, then there shall be issued a number of Parent Common Stock with a value equal to $90,000 and Parent Stock Warrants equal in value to $45,000, which Parent Common Stock and Parent Stock Warrants shall be valued as on the same basis the Parent Common Stock and Parent Stock Warrants issued at the Closing Date; provided for every one percent (1%) that the average customer billings fall below eighty-five percent, then there would be a reduction in value of $2,450 for the Parent Stock Warrants and $4,950 for the Parent Common Stock; and further provided there shall be a dollar for dollar reduction for any Loss (as defined in Article 9) of the Purchaser Indemnified Parties, for which two-thirds of the Loss shall be applied to reduce the amount of the Parent Common Stock and one-third of the Loss shall be applied to reduce the amount of Parent Stock Warrants. In the event a claim for a Loss has been made but not finally determined, then an amount of Parent Common Stock and Parent Stock Warrants shall be reserved to cover the alleged Loss until finally resolved. During the one year period, the Purchaser shall provide to the Seller on a monthly basis as report of the monthly revenue billings for the Transferred Customers. At the end of the one year period, the Purchaser shall provide notice to the Seller of the amount of the Escrow Additional Parent Common Stock and Additional Stock Warrants it proposes to be issued and the basis therefore based on the calculation of the monthly revenue of the Transferred Customers. In the event the Seller does not notify the Purchaser in writing within ten business days from the date of receipt of the notice that it disputes the calculation, the calculation shall be deemed final. In the event the Seller shall dispute the calculation by giving notice, then in such event the parties shall attempt in good faith for thirty (30) days to resolve the dispute and if the parties are able to resolve the dispute, the parties shall set forth its agreement in writing. In the event the parties are not able to resolve the dispute, the parties agree to submit the claim to arbitration to be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules by a single arbitrator and the decision of the arbitrator shall be binding on the parties. The Additional Parent Common Stock and Parent Stock Warrants shall be issued to the Canufly.net, Inc. stockholders on the same basis as the Parent Common Stock and Parent Stock Warrants issued at Closing.

1.4  Closing. The Closing shall take place at 10:00 A.M., local time, on the 24th day of January, 2006 at the offices of Watkins Ludlam Winter & Stennis, P.A. or such other time and place as the parties may agree upon provided that the parties agree that the closing and transfer of assets shall be effective as of January 1, 2006 (the “Closing Date”). January 1, 2006 is herein sometimes referred to as the Closing Date. In the event either of the parties is entitled not to close on the scheduled date because a condition to the Closing set forth in Article 6 or 7 hereof has not been met (or waived by the party or parties entitled to waive it), such party may postpone the Closing from time to time, by giving at least five days prior notice to the other party, until the condition has been met (which all parties will use their best efforts to cause to happen), but in no event to a date later than June 30, 2006.

1.5  Seller's Obligations at Closing; Further Acts and Assurances.

(a)  At the Closing, Seller will deliver to Purchaser and the Purchaser will deliver the Purchase Price:

(i)  a Bill of Sale duly executed by Seller in the form of Schedule “1” annexed hereto (the “Bill of Sale”);

(ii)  a certificate of the Seller setting forth (i) all the stockholders of the Seller as of the Closing Date and the number of shares owned by each and each stockholders respective ownership interest in the Seller at the Closing Date; (ii) a certified resolution of the Seller’s Board of Directors and Shareholder approving this Agreement and the transactions contemplated hereby; and (iii) the certifications required by Article 7;

(iii)  all Required Consents as set out in Exhibit 5.3 of the Exhibit Volume;

(iv)  such other good and sufficient instruments of conveyance, and transfer, in form and substance satisfactory to Purchaser's counsel, as shall be effective to vest in Purchaser good and marketable title to Seller's Assets;

(v)  all contracts, files and other data and documents pertaining to Seller's Assets, except Seller's minute books and stock ledger records; and

(vi)  all documents required to be delivered to Purchaser under the provisions of this Agreement.

(b)  At any time and from time to time after the Closing, at Purchaser's request and without further consideration, Seller and Shareholder will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such action as Purchaser may reasonably deem necessary or desirable in order to more effectively transfer, convey and assign to Purchaser, and to confirm Purchaser's title to, all of Seller's Assets, to put Purchaser in actual possession and operating control thereof and to assist Purchaser in exercising all rights with respect thereto.

(c)  Seller agrees that Purchaser shall have the right and authority to collect for its own account all receivables and other items which shall be transferred to Purchaser as provided herein and to endorse with the name of Seller any checks received on account of any such receivables or other items. Seller agrees that it will promptly transfer and deliver to Purchaser any cash or other property which Seller may receive in respect of such receivables or other items.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES BY SELLER AND SHAREHOLDERS

Seller and Shareholder, jointly and severally, hereby represent and warrant to Purchaser as follows:

2.1  Organization, Corporate Power and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and has full corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets and to carry on its business as and where it is now being conducted, to enter into this Agreement, and to consummate the transactions contemplated hereby Seller is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such qualification necessary. A copy of Seller's Articles of Incorporation and all amendments thereto as of the date hereof and a copy of Seller's by-laws, as amended to the date hereof (both certified by the Secretary of Seller), are included as Exhibit 2.1B of the Exhibit Volume and are true, accurate and complete as of the date hereof.

2.2  Capitalization. Except as noted in Exhibit 2.2, the authorized capital stock of Seller consists of 1,000,000 shares of no par value common stock, of which as of the date hereof, 669,154.92 shares have been duly authorized by all necessary corporate action on the part of Seller, are validly issued and outstanding, fully paid and non-assessable and all of which are owned beneficially and of record by the Shareholders as set forth in Exhibit 2.2. There are no other authorized or outstanding or authorized equity securities of Seller of any class, kind or character, and there are no outstanding rights, contracts, rights to subscribe, conversion rights, exchange rights, warrants, options, calls puts or other agreements or commitments of any character relating to the capital stock of Seller or any securities convertible or exchangeable or exercisable for any shares of stock of any class of capital stock of Seller.

2.3  Subsidiaries. Seller has and at Closing will have no direct or indirect ownership interest in, by way of stock ownership or otherwise, any corporation, association, joint venture, partnership or business enterprise and has no commitment to purchase any such interest, direct or indirect.

2.4  Financial Statements. Exhibit 2.4 consists of the following financial statements of Seller: unaudited balance sheet (“Balance Sheet”) of Seller as of December 31, 2005 (“Balance Sheet Date”) and unaudited Statement of Operations of Seller for the month ending December 31, 2005 and year ending 2005, (unaudited financial statements and the related notes being herein called "Seller Financial Statements").

The Seller Financial Statements are true, complete and accurate, have been based upon the information contained in the books and records of Seller and present fairly the assets, liabilities and financial condition of Seller as at the respective dates thereof and the results of their operations for the periods ended at the respective dates thereof, in each case prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved and with prior periods, except that in the unaudited portion of the Seller Financial Statements (i) are subject to year-end audit adjustments, and (ii) do not contain footnotes. The Seller Financial Statements do not contain any material inaccuracy and do not suffer from any material omissions.

2.5  Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, Seller had no liabilities, claims or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether or not known to Seller or Shareholder or any directors, officers or employees of Seller, whether due to become payable and regardless of when or by whom asserted). Since the Balance Sheet Date, Seller has not made any contract, agreement or commitment or incurred any obligation or liability (contingent or otherwise), nor has there been any discharge or satisfaction of any obligation or liability owed by Seller, which is not in the ordinary course of business nor has there occurred any loss or material injury to any of the Seller’s Assets as the result of any fire, accident, act of God or the public enemy, or other casualty, or any adverse material change in the any of the Seller’s Assets or in the condition (financial or otherwise) of the Business.

2.6  Letters of Credit. Except as disclosed in Exhibit 2.6 hereto, there are no outstanding letters of credit issued at the request of Seller to any suppliers or obligees of Seller with respect to the operations of Seller.

2.7  Absence of Certain Recent Changes. Except as expressly provided in this Agreement or as set forth on Exhibit 2.7 in alphabetical order corresponding to the following subsections since the Balance Sheet Date, and through the Closing Date, Seller has not been and will not have:

(a)  except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the usual and ordinary course of business, consistent with past practice, and in an amount which is usual and normally incurred, both individually and in the aggregate, any indebtedness or other liabilities (whether accrued, absolute, contingent or otherwise), guaranteed any indebtedness or sold any assets other than inventory in the normal course of business;

(b)  suffered any damage, destruction or loss, whether or not covered by insurance;

(c)  suffered the resignation or other termination of any management personnel of Seller, or the loss of or other termination of a business relationship with any customers or suppliers of Seller's business;

(d)  increased the regular rate of compensation payable to any employee, other than normal merit and cost of living increases granted in the ordinary course of business; or increased such compensation by bonus, percentage, compensation service award or similar arrangement theretofore in effect for the benefit of any employees, and no such increase is required;

(e)  established or agreed to establish, amended or terminated any pension, retirement or welfare plan or arrangement for the benefit of their employees not theretofore in effect;

(f)  suffered any change in financial condition, assets, liabilities, operations, prospects or business or suffered any other event or condition of any character which individually or in the aggregate has or might reasonably have a material adverse effect on Seller;

(g)  had any change in the capitalization of Seller, including, without limitation, the issuance by Seller of any shares of stock of any class, any subscriptions, options, warrants, convertible securities, rights, calls, agreements, commitments or rights affecting or relating in any manner whatsoever to any equitable interests in Seller;

(h)  declared or paid any dividend or other distribution on any class of the capital stock of Seller or purchased or redeemed any of its capital stock;

(i)  failed to replenish its inventories and supplies in a normal and customary manner consistent with past practice and prudent business practice prevailing in the industry or made any purchase commitments in excess of normal, ordinary and usual for the business or at any price in excess of current market price or terms more onerous than customary in the industry or made any change in its selling, pricing, advertising or personnel practices inconsistent with prior practices and prudent business practices prevailing in the industry;

(j)  experienced any labor organizational efforts, strikes or complaints other than grievance procedures in the ordinary course of business or entered into any collective bargaining agreements with any union;

(k)  made any single capital expenditure which exceeded $2,000 or made aggregate capital expenditures which exceeded $10,000;

(l)  permitted or allowed any of the Seller's Assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

(m)  written down the value of any of the Seller's Assets, or written off as uncollectible any notes or accounts receivable;

(n)  paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than in the usual and ordinary course of business;

(o)  canceled any debts or waived any claims or rights whether or not in the usual and ordinary course of business;

(p)  paid, lent or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, Seller or any of the officers or directors of Seller or of any "affiliate" or "associate" of any of their officers or directors (as such terms are defined in the rules and regulations of the Securities and Exchange Commission under the Securities Act of 1933, as amended), except for reimbursement of ordinary and reasonable business expenses related to the business of Seller and compensation to officers at rates not exceeding the rates of compensation at the Balance Sheet Date;

(q)  amended, terminated or otherwise altered (whether by action or inaction) any contract, agreement or license to which Seller is a party, or received any notice of termination or violation of the same;

(r)  entered into a material transaction other than in the ordinary course of business or made any change in any method of accounting or accounting practice;

(s)  canceled, or failed to continue, insurance coverages; or

(t)  agreed, whether in writing or otherwise, to take any action described in this § 2.7.

2.8  Title to Properties.

(a)  The Seller has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except: (i) as reflected in the Financials; (ii) Liens for Taxes not yet due and payable; and (iii) such imperfections of title and encumbrances, if any, which do not detract materially from the value of, or interfere materially with the present use of, the property subject thereto or affected thereby.

(b)  Exhibit 2.8 contains an accurate and complete list and description of all real property owned by the Seller or in which the Seller has a leasehold or other interest or which is used by the Seller in connection with the operation of its business (the “Real Property”), together with a description of each lease, sublease, license, or any other instrument under which the Seller claims or holds such leasehold or other interest or right to the use thereof or pursuant to which the Seller has assigned, sublet or granted any rights therein, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof, and all machinery, tools, equipment, motor vehicles, rolling stock and other tangible personal property (other than inventory and supplies), owned, leased or used by the Seller except for items having a value of less than $2,000 which do not, in the aggregate, have a total value of more than $10,000, setting forth with respect to all such listed property a summary description of all leases, liens, claims, encumbrances, charges, restrictions, covenants and conditions relating thereto, identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof.

(c)  The Seller has not granted to any third party any right or license to use the Seller's customer lists, customer contact information, customer correspondence or customer licensing and purchasing histories relating to its current and former customers.

2.9  Agreements, Contracts and Commitments.

(a)  Except as set forth on Exhibit 2.9 of the Exhibit Volume, the Seller is not presently a party to or bound by:

(i)  any employment, consulting or sales agreement with any employee, consultant or salesperson of the Seller;

(ii)  any agreement or plan relating to employee benefits or compensation, including without limitation any option plan or purchase plan with respect to Equity Interests of the Seller, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii)  any fidelity or surety bond or completion bond;

(iv)  any lease of personal property having an annual rental rate in excess of $2,000 individually or $15,000 in the aggregate;

(v)  any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $2,000 individually or $10,000 in the aggregate;

(vi)  any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Seller's business;

(vii)  any payables, mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit or evidencing any debt or any payable, debt or agreement which is secured by any assets of the Seller;

(viii)  any purchase order or contract for the purchase of materials or services involving in excess of $2,000 individually or $10,000 in the aggregate;

(ix)  any construction contracts;

(x)  any dealer, distribution, joint marketing or development agreement or agreements relating to territorial arrangements, sales representation, operating or consulting agreements;

(xi)  any remarketer, reseller or other agreement for use or distribution of the Seller's products, technology or services;

(xii)  any supplier or third party provider agreements;

(xiii)  any joint venture, partnership or other management agreements;

(xiv)  any advertising, marketing, telemarketing or promotional agreements; yellow pages ad

(xv)  any tax sharing agreement with any other party;

(xvi)  any non-compete or other agreements restricting the business in any way;

(xvii)  any independent agent or independent contractor agreements;

(xviii)  any agreements for the discount of the services or products offered by the Seller; Wireless Services - City of Vicksburg; Culkin Water; Michael Nassour; Domains - Roy Strickland

(xix)  any agreements pursuant to which the Seller is obligated to indemnify any party;

(xx)  any agreements with any current or former officer, director, employee, consultant or equity holder or any partnership, corporation, joint venture or other entity in which any such person has an interest;

(xxi)  any irrevocable right of use or similar agreements;

(xxii)  any agreement providing for the purchase of telecommunications minutes, services or traffic; or

(xxiii)  any other agreement, contract or commitment that involves $2,000 individually or $20,000 in the aggregate or more and is not cancelable without penalty within thirty (30) calendar days.

(b)  The Seller is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract, lease, license or commitment to which it is a party or by which it is bound, including those included on Exhibit 2.7 (collectively, the "Contracts"), nor does the Seller have knowledge of any event that would constitute such a material breach, violation or default with the lapse of time, giving of notice or both. Each Contract is in full force and effect and is not subject to any material default thereunder, nor, to the knowledge of the Seller, is any party obligated to the Seller pursuant thereto subject to any material default thereunder.

(c)  The Seller has obtained, or will obtain prior to the Closing Date, all necessary consents, waivers and approvals of parties to any Contract as are required thereunder in connection with the Merger or for such Contracts to remain in effect without modification, limitation or alteration after the Closing Date. Following the Closing Date, the Seller will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than amounts or consideration which the Seller would otherwise be required to pay had the transactions contemplated by this Agreement not occurred.

2.10  Burdensome Agreements. Except as is set forth in Exhibit 2.10 of the Exhibit Volume, Seller is not a party to, nor are any of the properties or assets of Seller subject to or bound or affected by, any provision of any order of any court or other agency of government or any indenture, agreement or other instrument or commitment which adversely affects the operations, earnings, assets, properties, liabilities, business or prospects of Seller or Seller's condition, financial or otherwise.

2.11  Related Party Transactions. Except as set forth on Exhibit 2.11, during the past three years Seller has not, directly or indirectly, purchased, leased from others or otherwise acquired any property or obtained any services from, or sold, leased to others or otherwise disposed of any property or furnished any services to, or otherwise dealt with (except with respect to remuneration for services rendered as a director, officer or employee of Seller), in the ordinary course of business or otherwise, (i) any shareholder of Seller or (ii) any person, firm or corporation which, directly or indirectly, alone or together with others, controls, is controlled by or is under common control with Seller or any shareholder of Seller. Seller does not owe any amount to, or have any contract with or commitment to, any of its shareholders, directors, officers, employees or consultants (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of such persons owes any amount to Seller. No part of the property or assets of any Shareholder or any direct or indirect subsidiary or affiliate of any Shareholder is used by Seller.

2.12  Execution, Delivery and Performance of Agreement; Authority. Neither the execution, delivery nor performance of this Agreement by Seller or Shareholder will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of Seller's certificate of incorporation or bylaws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which Seller or Shareholder is a party or by which any of them may be bound or affected. Seller and Shareholder have the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all proceedings required to be taken by each of them to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken and this Agreement and each document to be executed in connection herewith constitutes a valid and binding obligation enforceable in accordance with its terms against Seller and Shareholder.

2.13  Customer Contracts. The contracts, agreements, understandings and commitments set forth and described in Exhibit 2.13 (the "Customer Contracts") are all of the customer contracts, agreements, commitments or understandings (both written and oral) relating to the business and operations thereof to which the Seller is a party. Separately described in Exhibit 2.13 of the Exhibit Volume are all Customer Contracts of the Seller that have generated $2,000 or more in revenue in any month since June 1, 2004 ("Significant Customer Contracts").

The Seller has not entered into any binding agreement with respect to any Customer Contract that could adversely affect the Sellers' ability to enforce its rights under such Customer Contract. The Seller has delivered true and complete copies of all written Customer Contracts (and all amendments and modifications thereto) to Parent and Subsidiary prior to the execution of this Agreement, and each Customer Contract represents the entire agreement between the Seller and any other party to such Customer Contract.

Since 120 days prior to the date of this Agreement, (i) no customer (or group of related customers) purchasing in the aggregate $2,000 in products and services over the past twelve (12) months-has terminated its relationship with the Seller, and (ii) the Seller has not received any written or oral communication from any customer (or group of related customers) purchasing in the aggregate $2,000 in products and services over the past twelve (12) months to the effect that such customer (or group of related customers) is experiencing financial difficulties which reasonably could be expected to affect adversely full and timely payment by such customer for services rendered by the Seller.

2.14  Equipment. All assets of Seller consisting of personal property, including furniture, fixtures or equipment, whether reflected in the Seller Financial Statements or otherwise, are well maintained and in good operating condition, except for reasonable wear and tear and except for items which have been written down in the Seller Financial Statements to a realizable market value or for which adequate reserves have been provided in the Seller Financial Statements. The present quantity of all such furniture, fixtures or equipment of Seller is reasonable and warranted in the present course of the business conducted by Seller. The only transactions related thereto since the Balance Sheet Date, have been additions thereto in the ordinary course of business.

2.15  Receivables. All receivables of Seller (including accounts receivable, loans receivable and advances) which are reflected in the Balance Sheet, and all such receivables which will have arisen since the date thereof, shall have arisen only from bona fide transactions in the ordinary course of Seller's business and shall be (or have been) fully collected when due, or in the case of each account receivable within 90 days after it arose, without resort to litigation and without offset or counterclaim, in the aggregate face amounts thereof except to the extent of the normal allowance for doubtful accounts with respect to accounts receivable computed as a percentage of sales consistent with Seller's prior practices as reflected on the most recent annual Financial Statement.

2.16  Relationship with Suppliers. The Seller or Shareholder do not know of any written or oral communication, fact, event or action which exists or has occurred within 120 days prior to the date of this Agreement which would indicate that any current supplier to the Company or its Subsidiaries of items or services essential to the conduct of the business of the Company and its Subsidiaries may terminate or materially reduce its business with the Company.

2.17  Guarantees. There are no guarantees, matters of suretyship and contingent liabilities of Seller not reflected in the Seller Financial Statements.

2.18  Permits and Licenses. Included as Exhibit 2.18 in the Exhibit Volume is a schedule of permits and licenses, listing and briefly describing each permit, license or similar authorization from each governmental authority issued with respect to the operation or ownership of properties by Seller together with the designation of the respective expiration dates of each, and also listing and briefly describing each association in which Seller is a member and each association or governmental authority by which Seller is accredited or otherwise recognized. Seller is not required to obtain any additional permits, licenses or similar authorizations from any governmental authority for the proper conduct of its business other than those listed on Exhibit 2.18 in the Exhibit Volume.

2.19  Assets Necessary to Business. Seller presently has and at Closing will have and transfer to Purchaser title to all property and assets, real, personal and mixed, tangible and intangible, and all leases, licenses and other agreements, necessary to permit Purchaser to carry on the business of Seller.

2.20  Litigation. Except as set forth in Exhibit 2.20, there is no claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or to the knowledge of Seller or any Shareholder threatened, against or relating to Seller, its officers, directors or employees, its properties, assets or business or the transactions contemplated by this Agreement, and neither Seller nor any Shareholder knows or has reason to be aware of any basis for the same.

2.21  Compliance With Laws and Other Instruments. Except as set forth in Exhibit 2.21, Seller has complied with all existing laws, rules, regulations, ordinances, orders, judgments and decrees now or hereafter applicable to its business, properties or operations as presently conducted. Neither the ownership nor use of Seller's properties nor the conduct of its business conflicts with the rights of any other person, firm or corporation or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of its certificate of incorporation or bylaws as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, Agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which Seller is a party or by which it may be bound or affected. Neither Seller nor any Shareholder is aware of any proposed laws, rules, regulations, ordinances, orders, judgments, decrees, governmental takings, condemnations or other proceedings which would be applicable to its business, operations or properties and which might adversely affect its properties, assets, liabilities, operations or prospects, either before or after Closing.

2.22  Taxes. All taxes, including, without limitation, income, property, sales, use, franchise, added value, employees' income, withholding and social security taxes imposed by the United States, or any foreign country or by any state, municipality, subdivision or any other taxing authority, which are due and payable by Seller and any interest or penalties thereon having been paid in full. All federal, state and other tax returns of Seller and its subsidiaries required by law to be filed have been timely filed, and Seller and its subsidiaries have paid or accrued on the balance sheets included in the Seller Financial Statements (including taxes on properties, income, franchises, licenses, sales and payrolls) which have become due pursuant to such returns or pursuant to any assessment. All such tax returns have been prepared in compliance with all applicable laws and regulations and are true and accurate in all respects. The amounts set up as provisions for taxes (including provision for deferred income taxes) on the Seller Financial Statements are sufficient for the payment of all unpaid federal, state, county and local taxes accrued for or applicable to all periods (or portions thereof) ending on or before the Closing Date. Except as disclosed in Exhibit 2.22-A of the Exhibit Volume, there are no tax liens on any of the property of Seller except those with respect to taxes not yet due and payable. There are no pending tax examinations nor has Seller received a revenue agent's report asserting a tax deficiency. Seller does not expect any taxing authority to claim or assess any amount of additional taxes against it. No claim has ever been made by a taxing authority in a jurisdiction where Seller does not file tax returns that Seller or any of its subsidiaries is or may be subject to taxes assessed by such jurisdiction. The Federal income tax liability of Seller and its subsidiaries has been examined and reported on by the Internal Revenue Service (or closed by applicable statutes) and satisfied for all fiscal years prior to and including the fiscal year ended December 31, 2001. Seller has never filed a consent under § 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), relating to collapsible corporations.

Copies of Seller's last three federal, state and local income tax returns are included as Exhibit 2.22-B of the Exhibit Volume. No waivers of any statute of limitations relating to the payment of taxes have been given by Seller and no waivers therefor have been requested by the Internal Revenue Service from Seller. No extensions have been obtained to file any tax return which has not heretofore been filed. Seller and its subsidiaries have withheld from each payment made to employees of Seller and its subsidiaries the amount of all taxes (including, but not limited to, federal, state and local income taxes and Federal Insurance Contribution Act taxes) required to be withheld therefrom and all amounts customarily withheld therefrom, and have set aside all other employee contributions or payments customarily set aside with respect to such wages and have paid or will pay the same to, or have deposited or will deposit such payment with, the proper tax receiving officers or other appropriate authorities.

2.23  Investment Representation; Legends. The Seller acknowledges and agrees:

(a)  The Parent Common Stock and the Parent Stock Warrants to be issued pursuant to the terms of this Agreement have not been registered under the Securities Act of 1933 as amended (the "Securities Act") and the Parent Common Stock and Parent Stock Warrants are "restricted securities" as the term is defined in Rule 144 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act and the Seller shareholders cannot transfer any of such Parent Common Stock and Parent Stock Warrants unless such shares are subsequently registered under the Securities Act or in a transfer that, in the opinion of legal counsel to Parent, is exempt from such registration.

(b)  Each shareholder of the Seller has been advised that the Parent Common Stock and the Parent Stock Warrants issued hereunder have not been and are not being registered under the Securities Act or under the Blue Sky laws of any jurisdiction, and that Parent in issuing such shares is relying upon, among other things, the representations and warranties of the Seller and Stockholders contained in this Section including that such issuance is a "private offering" and does not require compliance with the registration provisions of the Securities Act

(c)  The Parent Common Stock and all the Parent Stock Warrants to be issued in the Merger shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act, and each certificate representing any of such shares shall bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT AND SUCH LAWS OR IN COMPLIANCE WITH AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

2.24  Environmental Matters. Except as disclosed on Exhibit 2.24:

(a)  All federal, state and local permits, licenses and authorizations required for the use and operation of the Seller's Assets or the Real Property have been obtained and are presently in effect.

(b)  None of the Seller's Assets or the Real Property has been used by Seller or by any other Person at any time to handle, treat, store or dispose of any hazardous or toxic waste or substance, nor are any of the Seller's Assets or the Real Property, including all soils, groundwaters and surface waters located on, in or under the Seller's Assets or the Real Property, contaminated with pollutants or other substances which contamination may give rise to a clean-up obligation under any federal, state or local law, rule, regulation or ordinance, including, but not limited to, the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 USC 9601 et esq., and the common law.

(c)  All underground tanks located in, on or under any Real Property are in a state of good condition and repair and have not leaked nor are they presently lacking any of the contents which they have held or presently hold.

(d)  There are no outstanding violations or any consent decrees entered against Seller regarding environmental and land use matters, including, but not limited to, matters affecting the emission of air pollutants, the discharge of water pollutants, the management of hazardous or toxic substances or wastes, or noise.

(e)  There are no claimed, threatened or alleged violations with respect to any federal, state or local environmental law, rule, regulation, ordinance, permit, license or authorization, and there are no present discussions with any federal, state or local governmental agency concerning any alleged violation of environmental laws, rules, regulations, ordinances, permits, licenses or authorizations.

(f)  All operations conducted by Seller on the Real Property have been and are in compliance with all federal, state and local statutes, rules, regulations, ordinances, permits, licenses and authorizations relating to environmental compliance and control.

2.25  ERISA. Except as listed in Exhibit 2.25 of the Exhibit Volume, Seller has no "employee benefit plans", as such term is defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other plan or similar arrangement, written or otherwise, which provides any type of pension or welfare benefit any of the directors, employees, or former employees of their. No "prohibited transaction", as such term is defined under Section 4975(c) of the Internal Revenue Code or under Section 406 of ERISA, and the respective regulations thereunder, has occurred or is occurring with respect to any "employee benefit plan" maintained by Seller or with respect to any trustee or administrator thereof. No “employee benefit plan” as defined in Section 3(2) of ERISA has been terminated, nor has there been any reportable event as defined in Section 4043 of ERISA. No "unfunded accrued liability's, as such term is defined under Section 3(30) of ERISA, exists with respect to any "employee pension benefit plan" listed in Exhibit 2.25. The Seller retains liability with respect to any employee benefit plans and the termination thereof after the Closing Date.

2.26  Employee Matters.  (a) Included as Exhibit 2.27A of the Exhibit Volume is a list of all employees of Seller, together with their annual rates of compensation and a list of all people who were paid bonuses in the last twelve months plus the amount thereof. No written employment agreement to which Seller is a party requires longer than a two-week notice before termination or agreement to lend to or guarantee any loan to an employee or an agreement relating to a bonus, severance pay or similar plan, agreement, arrangement or understanding.

(b)  Purchaser will not have any responsibility for continuing any person in the employ (or retaining any person as a consultant) of the Purchaser from and after the Closing Date or have any liability for any severance payments to or similar arrangements with any such person who shall cease to be an employee or consultant of the Seller at or prior to the Closing Date.

2.27  Insurance. Exhibit 2.28 of the Exhibit Volume contains a list and brief description of all policies of fire, general liability, product liability, environmental impairment liability, worker's compensation, health and other forms of insurance policies or binders currently in force insuring against risks of Seller. All insurance policies or binders of Seller are valid, outstanding and enforceable and will continue to be valid, binding and enforceable through Closing.

2.28  Labor Matters. There are no collective bargaining agreements with any labor union to which Seller is a party or by which Seller is bound, and them are not currently negotiating with a labor union. No employees of Seller have ever petitioned for a representation election. Seller is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. There is no unfair labor practice complaint against Seller pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to its knowledge, threatened against or affecting Seller. Except as may be required by §4980B of the Code or applicable state health care continuation coverage statutes, Seller has no liability under any plan or arrangement which provides welfare benefits, including medical and life insurance, to any current or future retiree or terminated employee.

2.29  Books of Account; Reports; Bank Accounts. The books of account of Seller are accurate and complete and fairly reflect the transactions and the disposition of its assets. Seller has filed all reports and returns required by any law or regulation to be filed by it. Exhibit 2.29 of the Exhibit Volume contains a true and complete list of the names and locations of all financial institutions at which the Seller maintains a checking account, deposit account, securities account, safety deposit box or other deposit or safekeeping arrangement, the number or other identification of all such accounts and arrangements and the names of all persons authorized to draw against any funds therein.

2.30  Intellectual Property. Seller owns or possesses the royalty free licenses or other rights to use all copyrights, trademarks, service marks, service names, trade names, patents, trade secrets and other proprietary rights necessary to conduct its business as it is presently operated. Seller is not infringing upon or otherwise acting adversely to any copyrights, trademarks, trademark rights, service marks, service names, trade names, patents, patent rights, licenses, trade secrets or other proprietary rights owned by any other person or persons, and there is no claim or action by any such person pending, or to the knowledge of Seller or any Shareholder threatened, with respect thereto.

2.31  No Finders or Brokers. Neither Seller, Shareholder, nor any officer or director of Seller has engaged any finder or broker in connection with the transactions contemplated hereunder.

2.32  Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Seller is a party or otherwise binding upon the Seller, which has or may reasonably be expected to have the effect of prohibiting or impairing in any material respect any business practice, any acquisition of property, the conduct of business as currently conducted or otherwise materially limiting the freedom of the Seller to engage in any line of business or to compete with any person.

2.33  Disclosure. No representations and warranties by the Seller and Shareholder in this Agreement and no statement in this Agreement or any document or certificate furnished or to be furnished to Purchaser pursuant hereto contains or will contain any untrue statement or omits or will omit to state a fact necessary in order to make the statements contained therein not misleading. Seller and Shareholder have disclosed to Purchaser all facts known to any of them material to the assets, liabilities, business, operation and property of Seller. There are no facts known to the Seller or Shareholder not yet disclosed which would adversely affect the Seller's Assets or future operations of the Seller's business.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants as follows:

3.1  Organization and Standing of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Mississippi and has full corporate power and authority to conduct its business as now being conducted.

3.2  Authority; Binding Effect. Purchaser has corporate power to execute and deliver this Agreement and consummate the transactions contemplated hereby and each has taken (or by the Closing Date will have taken) all action required by law, its Articles of Incorporation, by-laws or otherwise to authorize such execution and delivery and the consummation of the transactions contemplated hereby. The execution, delivery, and performance of this Agreement constitutes the valid and binding agreement of Purchaser enforceable in accordance with its terms.

3.3  No Finders or Brokers. Neither Purchaser nor any officer or director thereof has engaged any finder or broker in connection with the transactions contemplated hereunder.

ARTICLE 4
COVENANTS OF PURCHASER

Purchaser hereby covenants and agrees as follows:

4.1  Corporate Action. Purchaser will take all necessary corporate and other action and use its best efforts to obtain all consents or approvals required of it to carry out the transactions contemplated by this Agreement and to satisfy the conditions specified herein.

4.2  Handling of Documents. With respect to information provided by Seller pursuant to this Agreement prior to the Closing, Purchaser agree to keep all such information confidential which is not in the public domain, except to the extent that such information (i) becomes generally available to the public other than as a result of a disclosure directly or indirectly by Purchaser, (ii) was known by Purchaser on a non-confidential basis prior to disclosure to Purchaser by Seller pursuant to this Agreement or (iii) becomes available to Purchaser on a non-confidential basis from a source (other than Seller) which is entitled to disclose the same, and to exercise the same care in handling such information as it would exercise with similar information of its own.

ARTICLE 5
COVENANTS OF SELLER AND SHAREHOLDERS

Seller hereby covenants and agrees as follows:

5.1  Access and Information. Between the date of this Agreement and the Closing Date; Seller will: (i) provide to Purchaser and its officers, attorneys, accountants and other representatives, during normal business hours, or otherwise if Purchaser deems necessary, free and full access to all of the properties, assets, agreements, commitments, books, records, accounts, tax returns, and documents of Seller and permit them to make copies thereof; (ii) furnish Purchaser and its representatives with all information concerning the business, properties and affairs of Seller as Purchaser requests and certified by the officers, if requested; (iii) cause the independent public accountants of Seller to make available to Purchaser and its representatives all financial information relating to Seller requested, including all working papers pertaining to audits and reviews made heretofore by such auditors; (iv) furnish Purchaser true and complete copies of all financial and operating statements of Seller; (v) permit access to Seller’s employees, attorneys, customers and suppliers for consultation or verification of information related to the Seller or the Business.

No information or knowledge obtained in any investigation pursuant to this Section 5.1 shall affect or be deemed to modify: any representation or warranty contained herein, the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof, or the indemnification obligations of the Seller.

5.2  Conduct of Business. Between the date hereof and the Closing Date, except as otherwise expressly approved in writing by Purchaser, Seller and Shareholders shall cause Seller to conduct its business only in the ordinary course thereof consistent with past practice and in such a manner that the representations and warranties contained in Article 2 of this Agreement shall be true and correct at and as of the Closing Date (except for changes contemplated, permitted or required by this Agreement) and so that the conditions to be satisfied by Seller at the Closing shall have been satisfied. Seller and Shareholders shall cause Seller, consistent with conducting its business in accordance with reasonable business judgment, to preserve the business of Seller intact; use their best efforts to keep available to Purchaser the services of the present employees of Seller (except those dismissed for cause or those who voluntarily discontinue their employment) and preserve for Purchaser the goodwill of the suppliers, customers and others having business relations with Seller.

5.3  Best Efforts to Secure Consents. Seller and Shareholder shall take, and shall cause Seller to take such actions and use their best efforts to secure before the Closing Date all necessary consents and approvals required to carry out the transactions contemplated by the Agreement and to satisfy all other conditions precedent to the obligations of Purchaser and Seller, including the Required Consents set out in Exhibit 5.3.

5.4  Unusual Events. Until the Closing Date, Seller and Shareholder shall supplement or amend all relevant Exhibits in the Exhibit Volume with respect to any matter thereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Exhibits; provided, however, that for the purposes of the rights and obligations of the parties hereunder, any such supplemental disclosure shall not be deemed to have been disclosed as of the date Seller delivers to Purchaser the Exhibit Volume or any other date, and shall not be deemed to amend or supplement any Exhibits or to prevent or cure any misrepresentation, breach of warranty or breach of covenant, unless agreed to in writing by Purchaser.

5.5  Interim Financial Statements. Within 30 days after the end of each calendar month subsequent to the date of this Agreement and prior to the Closing Date, Seller shall deliver to Purchaser an unaudited balance sheet of Seller as at the end of such calendar month together with the related consolidated statement of operations.

ARTICLE 6
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

All obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions (unless expressly waived in writing by Seller at any time at or prior to the Closing):

6.1  Representations and Warranties True. All of the representations and warranties made by Purchaser contained in Article 3 of this Agreement shall be true as of the date of this Agreement and shall be deemed to have been made again at and as of the date of Closing, and shall be true at and as of the date of Closing in all material respects; Purchaser shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing; and Seller shall have been furnished with a certificate of the President or any Vice President of Purchaser, dated the Closing Date, in such officer's capacity, certifying to the truth of such representations and warranties as of the Closing and to the fulfillment of such covenants and conditions.

6.2  No Obstructive Proceeding. No action or proceedings shall have been instituted and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting which questions the validity of this Agreement or seeks to restrain the transactions contemplated hereby Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.

6.3  Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated hereby and all certificates and documents delivered to Seller pursuant to this Agreement shall be satisfactory in form and substance to Seller and its counsel acting reasonably and in good faith.

6.4  Shareholder Approval. The shareholders of Seller shall have approved this Agreement as required by the corporation laws of Mississippi. The Seller shall immediately call a special meeting for the purpose of approving this Agreement.

ARTICLE 7
CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

All obligations of Purchaser to consummate the transactions by this Agreement are subject to the performance, at or prior to the Closing, of each of the following conditions (unless expressly waived in writing by Purchaser at any time at or prior to the Closing):

7.1  Representations and Warranties True. All of the representations and warranties of Seller and Shareholder contained in Article 2 of this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing, and shall be true at and as of the date of Closing in all material respects (without taking into account any disclosures made by Seller to Purchaser pursuant to Article 5 hereof); Seller shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing; and Purchaser shall be furnished with a certificate of the president or any vice president of Seller, dated the Closing Date certifying to the truth of such representations and warranties as of the time of the Closing and to the fulfillment of such covenants and conditions.

7.2  No Obstructive Proceeding. No action or proceedings shall have been instituted and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting which questions the validity of this Agreement or seeks to restrain the transactions contemplated hereby Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.

7.3  Shareholder Approval. XFone, Inc. as the sole shareholder of the Purchaser shall have approved the Agreement and the transactions contemplated hereby.

7.4  Consents and Approvals; Releases. Each of the parties to any agreement or instrument under which the transactions contemplated hereby would constitute or result in a default or acceleration of obligations shall have given such consent as may be necessary to permit the consummation of the transactions contemplated hereby without constituting or resulting in a default or acceleration under such agreement or instrument, and any consents required from any public or regulatory agency or organization having jurisdiction shall have been given, including, without limitation the Required Consents set forth in Exhibit 5.3 of the Exhibit Volume.

7.5  Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated hereby and all certificates and documents delivered to Purchaser pursuant to this Agreement shall be satisfactory in form and substance to Purchaser and its counsel acting reasonably and in good faith.

7.6  No Adverse Change. From the date of this Agreement until the Closing, the operations of Seller shall have been conducted in the ordinary course of business consistent with past practice and from the date of the Seller Financial Statements until the Closing no event shall have occurred or have been threatened which has or would have a material and adverse affect upon the financial condition, assets, liabilities, operations, prospects or business of Seller; and Seller shall have not sustained any loss or damage to their assets, whether or not insured, or union activity that affects materially and adversely their ability to conduct their businesses.

7.7  Federal and State Approvals; Licensing. Purchaser shall have received such licenses, and other regulatory approvals as are otherwise necessary to operate the businesses of Seller.

7.8  Due Diligence. Purchaser shall be satisfied with the results of its legal, accounting, business, environmental, architectural, engineering and other due diligence review of Seller.

ARTICLE 8
TERMINATION

8.1  Optional Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date, notwithstanding Seller approval as follows:

(a)  By the mutual consent of Purchaser and Seller; or

(b)  By Seller, if any of the conditions set forth in Article 6 shall not have met by April 30, 2006; provided that Seller shall not be entitled to terminate this Agreement pursuant to this § 8.1(b) if Seller's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

(c)  By Purchaser, if any of the conditions provided in Article 7 hereof have not been met by April 30, 2006; provided that Purchaser shall not be entitled to terminate this Agreement pursuant to this § 8.1(c) if Purchaser's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

8.2  Notice of Abandonment. In the event of such termination by either Purchaser or Seller pursuant to § 8.1 above, written notice shall forthwith be given to the other party hereto.

8.3  Mandatory Termination. If the Closing has not occurred by June 30, 2006, this Agreement shall automatically terminate and no longer be of any force or effect.

8.4  Termination. In the event this Agreement is terminated as provided above, Purchaser shall deliver to Seller all documents (and copies thereof in its possession) concerning Seller previously delivered by Seller to Purchaser; and none of the parties nor any of their respective partners, shareholders, directors, or officers shall have any liability to the other party for costs, expenses, loss of anticipated profits, consequential damages, or otherwise, except for any breaches of any of the provisions of this Agreement at or prior to the termination.

ARTICLE 9
INDEMNIFICATION

9.1  Grant of Indemnity.

(a)  Indemnification. Seller hereby indemnifies and agrees to hold Purchaser and its parent XFone, Inc. and their respective officers, directors, shareholders, employees or agents (each a “Purchaser Indemnified Party”) harmless from, against and in respect of (and shall on demand reimburse Purchaser for) the following (each a “Loss” or collectively the “Losses”):

(i)  any and all loss, liability or damage suffered or incurred by any Purchaser Indemnified Party by reason of any untrue representation, breach of warranty or nonfulfillment of any covenant by Seller or Shareholder contained herein or in any certificate, document or instrument delivered to Purchaser pursuant hereto or in connection herewith;

(ii)  any and all loss, liability or damage suffered or incurred by any Purchaser Indemnified Party in respect of or in connection with any liabilities of Seller not specifically assumed by Purchaser pursuant to the terms of this Agreement;

(iii)  any and all debts, liabilities or obligations of Seller, direct or indirect, fixed, contingent or otherwise, which exist at or as of the date of the Closing hereunder or which arise after the Closing but which are based upon or arise from any act, transaction, circumstance, sale of goods or services, state of facts or other condition which occurred or existed on or before the date of the Closing, whether or not then known, due or payable, except for the Assumed Liabilities;

(iv)  any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including, without limitation, legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

(b)  (i)Indemnification Procedures. All claims for indemnification under Section 9.1(a) shall be asserted and resolved as follows:

(ii)  Non-Third Party Claims. In the event a Purchaser Indemnified Party has a claim hereunder that does not involve a claim being asserted against or sought to be collected by a third party, the Purchaser Indemnified Party shall with reasonable promptness send a claim notice with respect to such claim to the Seller. If the Seller does not notify the Purchaser Indemnified Party within ten (10) calendar days from the date of receipt of such claim notice that Seller disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Seller hereunder. In case the Seller shall object in writing to any claim made in accordance with this Section 9.1(b), the Purchaser Indemnified Party shall have fifteen (15) calendar days to respond in a written statement to the objection of the Seller. If after such fifteen (15) calendar day period there remains a dispute as to any claim, the parties shall attempt in good faith for sixty (60) calendar days to agree upon the rights of the respective parties with respect to each of such claims. If the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by all parties. In the event that the parties are not able to resolve such claim, the parties agree to submit the claim to arbitration to be administered by the American Arbitration Association in accordance with is Commercial Arbitration Rules (“AAA”) and the decision of the arbitration shall be binding and final and judgment on the award rendered may be entered in any court having jurisdiction thereof.

(c)  Nature and Survival of Representations and Warranties. Each statement, representation, warranty, indemnity, covenant and agreement made by Seller or Shareholder in this Agreement or in any document, certificate or other instrument delivered by or on behalf of Seller or Shareholder pursuant to this Agreement or in connection herewith shall be deemed the joint and several statement, representation, warranty, indemnity, covenant and agreement of Seller and such Shareholder. All statements, representations, warranties, indemnities, covenants and agreements made by each of the parties hereto shall survive the Closing.

(d)  Third-Party Claims. In the event any Purchaser Indemnified Party becomes aware of a third-party claim that such Purchaser Indemnified Party believes may result in a demand under Section 9.1, such Purchaser Indemnified Party shall notify the Seller of such claim, and the Seller shall be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such claim. The Purchaser Indemnified Party shall have the right in its sole discretion to conduct the defense of and settle any such claim; provided, however, that except with the written consent of the Seller, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of Losses relating to such matter.

ARTICLE 10
MISCELLANEOUS

10.1  Expenses/Taxes. Except as otherwise specifically provided in this Agreement, all expenses of the preparation of this Agreement and of the transactions contemplated hereby, including, without limitation, counsel fees, accounting fees, investment adviser's fees and disbursements, shall be borne by the respective party incurring such expense. The Seller shall pay any transfer taxes resulting from the transfer of the Seller’s Assets. The Seller acknowledges and agrees that the Seller on its own behalf and on behalf of the shareholders of the Seller has relied on its advisors with respect to any tax consequences of the transactions contemplated hereby and is relying on its own advisors with respect to such matters.

10.2  Notices. All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or mailed by certified mail or registered mail (postage prepaid) or sent by reputable overnight courier service (charges prepaid):

To Seller and Shareholder: Canufly.net, Inc.

P. O. Box 820744
1529 Walnut Street
Vicksburg, MS 39182
Attn: Michael Nassour
Telephone: (601) 630-9888
Facsimile: (601) 636-7322
Email: mnassour@canufly.net

To Purchaser: XFone USA, Inc.

2506 Lakeland Drive
Suite 100
Jackson, MS 39232
Attention: Wade Spooner
Telephone: 601-420-6500
Facsimile: 509-271-7741
Email: wspooner@expetel.com

with a copy to:

Watkins Ludlam Winter & Stennis, P.A.
633 North State Street (39202)
P. O. Box 427
Jackson, MS 39205-0427
Attention: Gina M. Jacobs
Telephone: 601-949-4705
Facsimile: 601-949-4804
\Email: gjacobs@watkinsludlam.com

or to such other address as either Seller or Purchaser may designate by notice to the other.

10.3  Entire Agreement. This Agreement and the Exhibits, schedules and documents delivered pursuant hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties, and there are no representations, warranties or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties to be bound thereby.

10.4  Governing Law. THE VALIDITY AND CONSTRUCTION OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF MISSISSIPPI.

10.5  WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT OF JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

10.6  Legal Fees and Costs. In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

10.7  Time. Time is of the essence for purposes of each and every provision of this Agreement.

10.8  Section Headings. The Section headings are for reference only and shall not limit or control the meaning of any provision of this Agreement.

10.9  Waiver. No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement.

10.10  Exhibits. All Exhibits, Appendices, schedules and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein and all statements appearing therein shall be deemed to be representations. All items disclosed hereunder shall be deemed disclosed only in connection with the specific representation to which they are explicitly referenced.

10.11  Set-off Rights. Notwithstanding anything in this Agreement to the contrary, Purchaser shall be entitled to set-off against its payment obligations to Seller or any other agreement with Seller with respect to the items set forth in § 9.1. Such right of set-off shall be cumulative of rights to indemnity under Article 9 hereof and all other rights provided by applicable law.

10.12  Assignment. No party hereto shall assign this Agreement without first obtaining the written consent of the other party, except Purchaser shall have the right to assign this Agreement to an affiliated company, and Purchaser or such affiliated company shall have the right to collaterally assign the rights of Purchaser respecting remedies in the event of breaches of Seller's and Shareholder's representations, warranties and covenants and rights of indemnification hereunder to any financial institution which finances its transaction.

10.13  Binding on Successors and Assigns. This Agreement shall inure to the benefit of and bind the respective heirs, administrators, successors and assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.

10.14  Parties in Interest. Nothing in this Agreement is intended to confer any right on any person other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to modify or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over against any party to this Agreement.

10.15  Amendments. This Agreement may be amended, but only in writing, signed by the parties hereto.

10.16  Drafting Party. The provisions of this Agreement, and the documents and instruments referred to herein, have been examined, negotiated, drafted and revised by counsel for each party hereto and no implication shall be drawn nor made against any party hereto by virtue of the drafting of this Agreement.

10.17  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall comprise one and the same instrument.

10.18  Reproduction of Documents. This Agreement and all documents relating thereto, including without limitation, consents, waivers and modifications which may hereafter be executed, the Exhibits and documents delivered at the Closing, and financial statements, certificates and other information previously or hereafter furnished to Purchaser may be reproduced by Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and Purchaser may destroy any original documents so reproduced. Seller agrees and stipulates that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Purchaser in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

10.19  Public Disclosure. The parties hereto agree that prior to the Closing Date, none of them will make or engage in any press release, publicity or other public disclosure of the matters which are the subject of this Agreement without the prior written consent of the Purchaser and Seller, unless such party believes in good faith upon consultation with counsel that such press release, publicity or other public disclosure is required by law or legal process, in which event such party will give the Purchaser and Seller as much advance notice thereof as is practicable under the circumstances and will give good faith consideration to any comments made with respect thereto by the other parties hereto prior to the time when such press release, publicity or other public disclosure is made.

10.20  Access to Records After Closing. Seller will and will cause its counsel and certified public accountants to afford to the representatives of Purchaser, including their counsel and accountants, reasonable access to, and copies of, any records not transferred to Purchaser, including, but not limited to, all audit and tax work papers. Purchaser will afford to the representatives of Seller reasonable access to, and copies of, the records transferred to Purchaser at the Closing during normal business hours after the Closing Date. Copies furnished to the party gaining such access shall be furnished at the cost to the recipient.

10.21  Non-Competition and Non-Solicitation.

(a)  As a material inducement to Purchaser to enter into and perform its obligations under this Agreement, and in order to preserve and protect the trade secrets and proprietary, confidential information of the Purchaser and XFone, Inc. and its subsidiaries and affiliates (collectively for purposes of this Section 10.21 the “Purchaser”), for a period of the later of (i) two (2) years following the Closing Date or (ii) two (2) years from the date that Michael Nassour discontinues as an agent for the Purchaser (the "Noncompetition Period"), Michael Nassour will not directly or indirectly, either for himself or for any partnership, limited liability company, individual, corporation, joint venture or any other entity "participate in" (as defined below) any business (including, without limitation, any division, group or franchise of a larger organization) which engages in the "Telecommunications Business" in the States of Mississippi, Alabama, Georgia, Tennessee, Florida, Kentucky, Louisiana, North Carolina or South Carolina (the "Restricted Area"). For purposes of this Agreement, "Telecommunications Business" shall mean the business of providing any type of telecommunication services or internet access services to any person or customer within the Restricted Area, including, without limitation, local, long distance, broadband, dial up data services, wireless, DSL, Voice-over-Internet Protocol (VoIP) and any other service or product being offered or provided by the Purchaser or any of its affiliates. For purposes of this Agreement, the term "participate in" shall include, without limitation, having any direct or indirect interest in any corporation, partnership, limited liability company, joint venture or other entity, whether as a sole proprietor, owner, shareholder, partner, member, manager, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any individual corporation, partnership, limited liability company, joint venture and other business entity (whether as a director, officer, manager, supervisor, employee, agent, consultant or otherwise). Notwithstanding the foregoing, nothing in this Section 10.21 shall prohibit Michael Nassour from owning not more than five percent (5%) of the debt or equity securities of a publicly traded corporation which may compete with Purchaser or from continuing to own and operate its existing computer sales and service business as such business is currently operating as of the Closing Date.

(b)  During the Noncompetition Period, and in order to preserve and protect the trade secrets and proprietary, confidential information of Purchaser after the Closing Date, Michael Nassour shall not (i) induce or attempt to induce any employee of the Purchaser to leave the employ of Purchaser, or in any way interfere with the relationship between the Purchaser and any employee thereof, (ii) hire directly or through another entity any individual employed by Purchaser who was previously employed by the Seller, or (iii) induce or attempt to induce any customer, supplier, licensee, distributor or other business relation of the Purchaser to cease doing business with the Purchaser, or in any way interfere with the relationship between any such customer, supplier, licensee, distributor or business relation and the Purchaser (including, without limitation, making any negative statements or communications concerning the Purchaser).

(c)  If, at the time of enforcement of this Section 10.21, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Michael Nassour agrees that the restrictions contained in this Section 10.21 are reasonable.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

SELLER:

CANUFLY.NET, Inc.

By:/s/ Michael Nassour
Michael Nassour, President

SHAREHOLDER:

/s/ Michael Nassour
Michael Nassour

PURCHASER:

XFONE USA, INC.

By:/s/ Wade Spooner
Wade Spooner, President

List of Exhibits

Contained in Exhibit Volume

Exhibit 2.1 - Organizational Document
Exhibit 2.2 - Capitalization
Exhibit 2.4 - Financial Statements
Exhibit 2.6 - Letters of Credit
Exhibit 2.7 - Absence of Certain Recent Changes
Exhibit 2.8 - Title to Properties
Exhibit 2.9 - Agreements, Contracts and Commitments
Exhibit 2.10 - Burdensome Agreements
Exhibits 2.11 - Related Party Transactions
Exhibits 2.13 - Customer Contracts
Exhibit 2.18 - Permits and Licenses
Exhibit 2.20 - Litigation
Exhibit 2.21 - Compliance With Laws and Other Instruments
Exhibit 2.22A - Taxes
Exhibit 2.22B - Taxes
Exhibit 2.24 - Environmental Matters
Exhibit 2.25 - ERISA
Exhibit 2.27A - Employee Matters
Exhibit 2.8 - Insurance (DD Book)
Exhibit 2.29 - Books of Account; Reports; Bank Accounts
Exhibit 5.3 - Consents and Approvals; Releases

List of Schedules

1.  Bill of Sale
2. Assumed Liabilities
3. Transferred Customer Revenues for December

Schedule l to Asset Purchase Agreement

BILL OF SALE

Canufly.net, Inc., a Mississippi corporation (hereinafter called "Assignor"), for One Dollar ($1.00) and other valuable consideration to it in hand paid, receipt of which is hereby acknowledged, by these presents does sell, assign, transfer and convey unto XFone, USA, Inc., a Mississippi corporation (hereinafter called "Assignee"), its successors and assigns, the following described property:
All property of every kind and description and wherever situated, tangible and intangible, owned by Assignor or to which Assignor has any right, title or interest on the date hereof, excepting only those properties of Assignor listed on Exhibit "A" annexed hereto (the "Excluded Assets"), and including, without limitation, all of "Seller's Assets" as defined in a certain Agreement of Purchase and Sale of Assets, dated effective January 1, 2006, between Assignor, as Seller and Assignee, as Purchaser (the "Agreement"), including, without limitations, the following:
(i)	The rights to use the Seller’s corporate name and all variations thereof other than the internet domain names of canufly.com and canufly.org which is owned by Nassour Aviation;

(ii)
All customers of the Assignor as listed in Exhibit “B” hereto and all customer lists and records and all information related to the customers in any form whatsoever (the “Transferred Customers”) and all deposits for the Transferred Customers as set forth on Exhibit “B” and all service contracts with any of the Transferred Customers for services provided by the Seller to the Transferred Customers;

(iii)	All cash, accounts receivable, loans receivable, marketable securities and investments;

(iv)
All merchandise and all inventories and other supplies and supply inventories, prepaid insurance, prepaid interest and other prepaid items and deposits, chooses in action and causes of action, claims and rights of recovery or setoff of every kind or character arising out of transactions or events occurring on or prior to the date hereof irrespective of the date on which any such cause of action, claim or right may arise or accrue;

(v)	All real property owned by the Assignor;

(vi)
All personal property of the Seller, including all furniture, fixtures, machinery, equipment, vehicles, leaseholds and leasehold improvements, fixtures, tools and all other tangible assets owned, leased or otherwise held by Seller and which are used or useful to the Business, including those set forth on Exhibit “C” hereto;

(vi)	All inventions, patents, licenses, permits and franchises, trademarks, trade names, service marks, service names, copyrights, or know-how;

(vii)	All goodwill of Seller as a going concern;

(viii)	The contracts as listed in Exhibit “D” hereto; and

(ix)	All books and records of Assignor, excepting only its minute books, corporate seal and stock ledger records.

Assignor hereby authorizes and grants its power of attorney to Assignee and appoints Assignee and its officers as Assignor's attorney-in-fact to take any appropriate action in connection with any of said rights, claims, causes of action and property, in the name of Assignor or in its own or any other name but at its own expense, it being understood that this authorization and power of attorney are coupled with an interest and irrevocable.
TO HAVE AND TO HOLD said rights, claims, causes of action, property, assets, business and goodwill, as a going concern, unto the said Assignee, its successors and assigns, to and for its use forever.
AND, Assignor does hereby warrant, covenant and agree that it:
(a) Has good and marketable title to the properties and assets hereby sold, assigned, transferred, conveyed and delivered, free and clear of any liens, claims or encumbrances; and
(b)  Will warrant and defend the sale of said properties and assets against all and every person or persons whomsoever claiming or to claim against any or all of the same;
(c) All of the representations and warranties with respect to the Seller, Seller’s Assets and the Business made by Assignor in the Purchase Agreement are incorporated herein by this reference and are hereby confirmed and ratified as true, complete and accurate as of the date hereof.
IN WITNESS WHEREOF, Assignor has caused this instrument to be duly executed this ______ day of January, 2006 to be effective as of January 1, 2006.

Assignor: Canufly.net, Inc.

By:
Michael Nassour
President

Agreed to and Accepted: Assignee: XFONE USA, INC.

By:
Wade Spooner
President

Exhibit “A” to Bill of Sale

Excluded Assets

None

Exhibit “B” to Bill of Sale

Customer List and Customer Deposits

See attached Customer List as of December 31, 2005

Exhibit “C” to Bill of Sale

Personal Property

See attached Asset List.

Exhibit “D” to Bill of Sale

Assigned Contracts (other than Customer Service Contracts)

1. Culkin Water District dated ________________.

2. City of Vicksburg dated February 10, 2005.

Schedule 2 to Asset Purchase Agreement

Assumed Liabilities

1.Those agreed upon liabilities/payables directly attributed to the underlying services for providing the services to the Canufly customers beginning with January 1, 2006 billing cycles, until the transaction is closed.

2.Loan with B&K Bank, not to exceed $275,000, which will be paid at closing.

As of 1/8/06 from Michael Nassour, the on-line balance is $254,758.32. This is the balance after the January 2006 monthly payment was made by Canufly. Per diem interest is $46.84. Will contact David Cox at B&K Bank to confirm final payoff at date of closing.

NOTE: XFone is not assuming any other liabilities. The liabilities listed under current liabilities on the Balance Sheet, with the exception of the Advanced Payments category, which has been zeroed out between the parties, is the responsibility of Canufly.

Schedule 3

Transferred Customers for December